Exhibit 10.11

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

English translation of the executed copy

Sole Agency Agreement for Baolijin

Party A: Chengdu Institute of Biological Products

Party B: Liaoning Sunshine Pharmaceutical Co., Ltd.

Chengdu Institute of Biological Products (hereinafter referred to as “Party A”) and Liaoning Sunshine Pharmaceutical Co., Ltd. (hereinafter referred to as “Party B”) have entered into this Agreement on the basis of the principles of mutual benefits and joint development pursuant to the relevant Chinese laws and regulations and upon friendly negotiations between the two parties, for the purpose of making full use of their respective advantages and further expanding the market.

1. Party A has appointed Party B as the nationwide exclusive and sole agent for its product “Recombinant Human Granulocyte Colony Stimulating Factor” injection (product name “Baolijin”) to be fully responsible for the sale and promotion of the product in the China market. During the term of this agency agreement, Party A may not sell the product directly or indirectly to a third party, or delegate any third party to sell the product.

2. The product “Recombinant Human Granulocyte Colony-Stimulating Factor” shall include but not limited to the specifications and the types of injection set out in the table below (the amount below is in Renminbi. The prices are exclusive of tax. Unit: Yuan).

Product Name/Type	Specifications	Unit	Wholesale Unit Price (Yuan)	Retail Unit Price	Supply Unit Price	Credit Period
Baolijin/Injection	75ug/0.3ml	Piece	156.52	180 Yuan	***	60 days
Baolijin/Injection	150ug/0.6ml	Piece	253.04	291 Yuan	***	60 days
Baolijin/Injection	300ug/1.2ml	Piece	454.78	523 Yuan	***	60 days

3. Term of agency: From August 1, 2006 to December 31, 2011, which period shall be divided into five agency years. The first agency year shall commence from August 1, 2006 to December 31, 2007, while the remaining four agency years shall be divided by calendar year. Upon expiry of the term of agency, Party B may have the priority to renew this agreement under the same terms. A renewed agreement shall be entered into one quarter before the expiry of the term of agency. If both parties fail to agree upon the renewal of the Agreement, they shall enter into a supplemental agreement in connection with the goods left unsold by Party B upon negotiation.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

4. Market succession: Market succession shall commence immediately upon coming into effect of the Agreement. Party A shall provide specific and detailed information including without limitations on sales, hospitals, commodity prices and invitation of tenders in the ready sales regions in writing or by electronic means or otherwise to assist Party B in taking over and continuing the market sales promptly.

5. Agency sales target and progress:

i.	From August 2006 to December 2007 (i.e. the first agency year), Party B shall warrant that the purchase quantities shall reach 150,000 pieces (total of all specifications).

ii.	During the term of agency, the sales target of each agency year shall increase by 30% from the actual amount of sales completed in the previous agency year.

iii.	During the term of agency, in the event of any major changes in prices, sales, market potentials, and market development, both parties shall enter into a supplemental agreement after negotiations to amend the relevant terms.

6. Market deposit and method of use: Party B shall, within seven days after this agreement becomes effective, pay Party A a market deposit of Renminbi *** as security for the receivables to Party A from Party B. Party A shall, within seven days of the expiry of the term of agency, return the same to Party B.

7. Credit limit: The credit limit granted by Party A to Party B in the first year shall be within the amount of the deposit paid by Party B.

8. Shipment of goods and method of payment:

i.	Party B shall fill in an order form, affix its official or contractual seal thereto and fax the same to Party A.

ii.	Party A shall, within three working days after receipt of the order form, ship the goods to the address designated by Party B. An invoice shall be mailed along with the goods. The fee for shipment of the goods shall be borne by Party A. Party A shall use its best endeavors to procure that the goods shall be receivable by Party B within five working days but in any event no later than seven working days after such shipment.

iii.	If Party B places an order 30 days in advance, Party A shall warrant that the goods to be shipped shall have a valid period equal to or more than 21 months. If Party B places an order less than 30 days in advance, Party A shall warrant that the goods to be shipped shall have a valid period of more than 18 months.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

iv.	The payment period of Party B shall be within 60 days from the date of shipment of goods by Party A. The payment shall be made by means of telegraphic transfer or bill of exchange or otherwise.

Details of the designated account number for receipt of payment by Party A are as follows:

Name: Chengdu Institute of Biological Products

Correspondent Bank: Bank of Industry and Commerce, Zhiquan Branch

Account No.: 4402205009004600681

Party A shall notify Party B in writing of any change in the above details.

9. Rights and obligations of both parties:

i.	Rights and obligations of Party A:

a.	Party A shall have the right to request Part B to carry out marketing activities pursuant to this Agreement and the relevant Chinese laws and regulations.

b.	The quality of products supplied by Party A shall meet the relevant Chinese quality standards. Any legal and financial liability arising from the quality or legality of products shall be assumed by Party A and the manufacturer or science research institute in relation thereto. Party A shall be unconditionally responsible for return or replacement of goods as a result of any product quality problems.

c.	Party A shall not supply goods to any third party in any region where Party B acts as an agent for Party A. Party A shall forward to Party B any price enquiry or order in respect of products received by Party A in the region where Party B acts an agent for Party A. Once Party A is found to have supplied goods to any third party in the region where Party B acts an agent for Party A, it shall immediately cease such act and pay a default fine to Party B the amount of which shall be calculated on the basis of the following formula: Default fine = retail unit price set out in Article 2 hereof X monthly average sales volume in the region where Party A supplied the goods to a third party. In addition, Party A shall also print the product serial numbers on the large and medium packages of the goods to facilitate market management by Party B.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

d.	Party A shall provide Party B with the necessary and sufficient basic information on products and relevant manufacturers (including but not limited to approval documents of the products, certificates of new pharmaceuticals, local commodity prices, and CMP details of enterprise, but excluding marketing materials). If Party B deems necessary, Party A shall provide Party B with the technological and professional training in respect of the products.

e.	Party A shall ensure that it will promptly provide Party B with the accurate information and documents necessary for invitation of tenders and medical insurance for Baolijin products. Party A shall be held liable to Party B if the sales volume of Party B is affected by the invitation of tenders and medical insurance for any reason on the part of Party A.

f.	Party A shall warrant that the shipment is safe. Party B shall raise any problem relating to goods damage within 15 days after receipt of the goods. Party A shall indemnify Party B accordingly upon confirmation by the shipping company.

g.	Party A shall negotiate with Party B about relevant clinical tests necessary for scientific research, and jointly work out a relevant scheme therefor.

h.	Party A shall be held liable for any infringement of intellectual property rights by its products.

ii.	Rights and obligations of Party B:

a.	Party B shall provide Party A with the relevant information and documents regarding its qualification for sales approved by relevant Chinese authorities. From the date on which this agreement becomes effective, Part B shall act as an agent for only the products of Party A in the regions where it acts in such agency, and may not sell other similar product which are competitive with the products of Party A.

b.	Party B shall strive to expand the market in the region where it acts as an agent for Party A and achieve the sales target as agreed by both parties.

c.	Party B shall be responsible for the pricing, medical insurance and invitation and submission of tenders in respect of the products.

d.	Given that the production cycle of Baolijin products covers four months, Party B shall submit to Party A, in the mid-August of each agency year, an estimated sales volume of the next year, and prior to 10 December, a more accurate annual and quarterly demand (quantity, specifications, etc.) of the next year to facilitate arrangement for production by Party A. In the event of any major change in such plan, Party B shall notify Party A four months in advance.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

e.	Party B shall provide feedback regarding market sales and use of products to Party A on monthly basis to enable Party A to gain a better understanding on the market of the products.

f.	Party B shall operate according to law and keep confidential the technological information provided by Party A. Party B shall be held liable for any breach of law or disclosure of secret by Party B.

g.	Party B shall negotiate with Party A regarding any clinical observation necessary for product promotion and jointly work out a scheme therefor. Samples necessary for such medical observation shall be provided by Party A free of charge. Any finding, article, writing and any other copyrightable works in connection with such clinical observation shall belong to Party A, and Party B shall have priority right to use the same free of charge during the term of agency.

h.	If Party B complies with the terms and conditions of the agreement during the term of agency and accomplishes the sales target contemplated hereunder, Party B shall be granted a priority right to renew the agreement with Party A, and to the agency right for other new products.

10. Communications between both parties: Both parties shall respectively designate a person in charge of setting up a coordination team for communicating messages and preparing a written report on monthly basis to be submitted to the staff of the other party in charge of sales.

11. Termination of the Agreement:

i.	Either party may request terminating this agreement if it is unable to continue performing the agreement as a result of force majeure.

ii.	Party A may terminate the Agreement if Party B fails to achieve sales progress or target due to breach of Article 5 hereof on the part of Party B.

iii.	Party A may terminate the agreement if Party B acts as an agent for any similar product which is competitive with the product for which Party B acts as an agent for Party A in the designated regions where Party B acts as an agency for Party A.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

iv.	Party B shall have the right to terminate the agreement and be indemnified pursuant to laws as a result of quality problem of the products of Party A.

v.	Party B shall have the right to terminate the agreement and request Party A to pay a default fine as agreed hereunder as a result of the supply of products by Party A to any third party in the regions where Party B acts as an agent for Party A.

Either party shall notify the other party in writing if it terminates the agreement pursuant to the above stipulations. The Agreement shall be terminated at the time the notice reaches the other party.

12. Incentive scheme: If Party B achieves the sales target in excess, Party A may offer Party B appropriate incentives according to the actual circumstances. The specific scheme therefor may be specified in a supplemental agreement.

13. Agency in international market (outside Mainland China): A first-come-first-served principle shall be adopted. For countries or regions first developed by Party B, Party B shall act as an exclusive agent in such countries or regions. Part B shall, under the same terms, have priority right to act as an agent for Party A in one particular country or region.

14. Liability for breach of contract: Both parities shall comply with all the terms and conditions hereof. The defaulting party shall indemnify the other party for any financial loss arising therefrom. Any dispute between both parties over the amount of a default fine shall be submitted to the Beijing Arbitration Commission for arbitration.

15. For any matter not covered hereunder, both parties may negotiate to decide thereon and enter into a supplemental agreement on the basis of mutual benefits, failing which the matter may be submitted to the Beijing Arbitration Commission for arbitration.

16. This agreement shall be executed in quadruplicate, with each party holding two copies. This agreement shall take effect upon being signed and sealed by both parties.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

Party A: Chengdu Institute of Biological Products (affixed with contractual seal)	Party B: Liaoning Sunshine Pharmaceutical Co., Ltd. (affixed with company seal)

Legal Representative: Lifeng Wang (seal)	Legal Representative: Dan Lou (seal)

Authorized Representative:	Authorized Representative:
/s/ Jie Wang	/s/ Hongbing Wei

Address: No. 379, Lot 3, Jinhua Road, Chengdu Municipality	Address: Jia 3, No. 10 Road, Economic and Technological Development Zone, Shenyang
Postal Code: 610023	Postal Code: 110027
Tel: 028-84418219	Tel: 024-25811820
Fax: 028-84418201	Fax: 024-25811821

Date of Signing:	Date of Signing:
31 August 2006	Day Month Year

CONFIDENTIAL TREATMENT

1